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                                                                   Exhibit 23(a)

                        CONSENT OF CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of The Seagram Company Ltd. Registration Statements on Form S-3 (Numbers 2-99681, 33-42959, 33- 42877, 33-67772, 333-4134 and 333-4136) and
the Registration Statements on Form S-8 (Numbers 33-27194, 33-2043, 33-49096, 33-60606 and 33-99122) of our report dated September 5, 1996 appearing on Page 32 of the Transition Report to the Shareholders of The Seagram Company Ltd. for the transition period ended June 30, 1996, which is incorporated by reference in this Transition Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on Page 24 of this Form 10-K.

/s/ Price Waterhouse
PRICE WATERHOUSE
Chartered Accountants
Montreal, Canada
September 27, 1996